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                                                                Exhibit 99(a)(6)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Common Stock. The Offer is made solely by the Offer to Purchase dated June 8, 1999, and the related Letter of Transmittal and is being made to all holders of Common Stock. The Purchaser is not aware of any state or jurisdiction where the making of the Offer or the acceptance of Common Stock is prohibited by any applicable law. If the Purchaser becomes aware of any state or jurisdiction where the making of the Offer or the acceptance of Common Stock is not in compliance with any applicable law, the Purchaser will make a good faith effort to comply with such law. If, after such good faith effort, the Purchaser cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Common Stock in such state or jurisdiction. In any state or jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Morgan Stanley & Co. Incorporated, the Dealer Manager for the Offer, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.
Notice of Offer to Purchase for Cash
All of the Outstanding Shares of Common Stock of
@ Entertainment, Inc.
at
$19.00 Net Per Share
by
Bison Acquisition Corp.
a Wholly Owned Subsidiary of
United Pan-Europe Communications N.V. Bison Acquisition Corp., a Delaware corporation (the ?Purchaser?), and a wholly owned subsidiary of United Pan-Europe Communications N.V., a public company with limited liability incorporated under the laws of The Netherlands (?Parent?), is offering to purchase all of the issued and outstanding shares of common stock, par value $.01 per share (the ?Common Stock?), of @ Entertainment, Inc., a Delaware corporation (the ?Company?), at a price of $19.00 per share, net to the seller in cash, without interest thereon (the ?Offer Price?), upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 8, 1999 (the ?Offer to Purchase?), and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the ?Offer?). THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JULY 6, 1999, UNLESS THE OFFER IS EXTENDED.
The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of shares of Common


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Stock which represents at least a majority of all of the issued and outstanding shares of Common Stock on a fully diluted basis, on the date the Offer is consummated (the ?Minimum Condition?), (ii) the expiration or termination of any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the ?HSR Act?), (iii) the granting of all applicable approvals of the Polish Anti-Monopoly Commission prior to the Expiration Date (as defined herein) and
(iv) if required by applicable law, the receipt prior to the Expiration Date of a decision of the Commission of the European Community that the purchase of the Common Stock pursuant to the Offer and the Merger are compatible with the Common Market. The Offer is also conditioned upon the satisfaction of certain other terms and conditions described in Section 14 of the Offer to Purchase.
The Company has informed the Purchaser that, as of June 2, 1999, there were (x) 33,406,000 shares of Common Stock issued and outstanding, (y) warrants to purchase 9,138,179 shares of Common Stock issued and outstanding and (z) stock options issued under the Company?s stock option plans covering 3,998,000 shares of Common Stock. As a result, as of such date, the Minimum Condition would be satisfied if at least 23,271,090 shares of Common Stock are validly tendered and not properly withdrawn prior to the Expiration Date. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 2, 1999 (the ?Merger Agreement?), among Parent, the Purchaser and the Company. The Merger Agreement provides that, promptly upon consummation of the Offer, Parent will cause the Purchaser to be merged with and into the Company (the ?Merger?). At the effective time of the Merger (the ?Effective Time?), (a) each share of Common Stock then issued and outstanding (other than (i) any shares of Common Stock which are held by any subsidiary of the Company or in the treasury of the Company, or which are held, directly or indirectly, by Parent or any direct or indirect subsidiary of Parent (including the Purchaser), all of which shall be canceled and none of which shall receive any payment with respect thereto and
(ii) shares of Common Stock held by stockholders exercising their rights to dissent in accordance with Delaware law) shall be canceled and converted into and represent the right to receive an amount in cash equal to $19.00, without interest; and (b) each share of the Company?s outstanding preferred stock shall be canceled and no further consideration shall be payable in respect thereof. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase. Under Delaware law, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the issued and outstanding shares of Common Stock and each series of the Company?s preference shares, the Purchaser will be able to approve and effect the Merger without a vote of the Company?s stockholders. If, however, the Purchaser does not acquire at least 90% of the issued and outstanding shares of


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Common Stock and each series of the Company?s preference shares, pursuant to the
Offer or otherwise, a vote of the Company?s stockholders to effect the Merger is required under Delaware law and a longer period of time will be required to effect the Merger as described in Section 11 of the Offer to Purchase.
Parent and the Purchaser have entered into Stockholder Agreements, dated as of June 2, 1999 (the ?Common Stockholder Agreements?), with certain holders (the ?Stockholders?) of Common Stock, options and/or warrants to purchase Common
Stock who are the record and beneficial owners of, in the aggregate, 16,175,431 shares of Common Stock, warrants exercisable for 5,500,000 shares of Common
Stock and options to purchase 2,286,000 shares of Common Stock (together with all additional shares of Common Stock, warrants exercisable for Common Stock and options to purchase Common Stock, the ?Option Securities?) (representing approximately 48.4% of the outstanding Common Stock and approximately 51.5% of the Common Stock on a fully diluted basis) pursuant to which such Stockholders have agreed (i) to irrevocably tender pursuant to the Offer (and not withdraw) all shares of Common Stock held by such Stockholders, (ii) grant to the Purchaser an option to purchase all of the Option Securities held by such Stockholder and (iii) with respect to certain questions put to the stockholders of the Company for a vote, to vote such Stockholder?s shares of Common Stock in accordance with the terms and conditions of the Common Stockholder Agreement to which such Stockholder is a party. Pursuant to the Stockholders Agreement, the Purchaser has agreed to purchase the Option Securities (other than shares of Common Stock) held by the Stockholders after the consummation of the Offer. Parent and the Purchaser have entered into Stockholder Agreements, dated as of June 2, 1999 (the ?Preferred Stockholder Agreements?), with the holders (the ?Preferred Stockholders?) of all of the outstanding Series A 12% Cumulative Preference Shares of the Company and all of the outstanding Series B 12% Cumulative Preference Shares of the Company (the ?Preference Shares?) pursuant to which the Preferred Stockholders have agreed (i) to grant to the Purchaser an option to purchase all of the Preference Shares held by such Preferred Stockholder and (ii) with respect to certain questions put to the stockholders of the Company for a vote, to vote such Preferred Stockholder?s Preference
Shares in accordance with the terms and conditions of the Common Stockholder Agreement to which such Stockholder is a party. Pursuant to the Preferred Stockholders Agreement, the Purchaser has agreed to purchase the Preference Shares held by the Preferred Stockholders after the consummation of the Offer. The Board of Directors of the Company has unanimously (i) determined that each of the Offer and the Merger are advisable and fair to, and in the best interests of, the holders of the capital stock of the Company, including, but


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not limited to, the holders of the Common Stock (?Holders?), (ii) approved the
Offer and the Merger and (iii) recommended the acceptance of the Offer, the approval of the Merger and the approval and adoption of the Merger Agreement by the stockholders of the Company.
Holders whose shares of Common Stock are registered in their own name and who tender directly to Continental Stock Transfer & Trust Company, as Depositary (the ?Depositary?) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of shares of Common Stock pursuant to the Offer. For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) shares of Common Stock validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser?s acceptance for payment of such shares of Common Stock. Upon the terms and subject to the conditions of the Offer, payment for the Common Stock accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering Holders whose shares of Common Stock have been accepted for payment. In all cases, payment for shares of Common Stock purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such shares of Common Stock or timely confirmation of a book-entry transfer of such shares of Common Stock into the Depositary?s account at the Book-Entry Transfer Facility (as defined in Section 2 of the Offer to Purchase), pursuant to the procedures set forth in
Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a copy thereof), properly completed and duly executed with any required signature guarantees, or an Agent?s Message (as defined in Section 2 of the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions of the Letter of Transmittal and the Offer to Purchase. Under no circumstances will interest on the purchase price for shares of Common Stock be paid by the Purchaser, regardless of any delay in making such payment or extension of the Expiration Date.
The term ?Expiration Date? means 12:00 Midnight, New York City time, on Tuesday, July 6, 1999, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term ?Expiration Date? shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. Subject to the terms of the Merger Agreement and to the applicable rules and regulations of the Securities and Exchange Commission (the ?Commission?) and to applicable


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law, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend for any reason the period of time during which the Offer is open, including upon the occurrence of any of the events specified in Section 14 of the Offer to Purchase, by giving notice of such extension to the Depositary and by making a public announcement thereof.
Subject to the applicable rules and regulations of the Commission and to applicable law, the Purchaser also expressly reserves the right, in its sole discretion (subject to the terms of the Merger Agreement), at any time and from time to time (i) to delay the acceptance for payment of, or, regardless of whether such shares of Common Stock were theretofore accepted for payment, payment for, any shares of Common Stock (a) if any applicable waiting period (or extension thereof) under the HSR Act has not expired or been terminated (the ?HSR Condition?), (b) if all applicable approvals of the Polish Anti-Monopoly Commission have not been granted prior to the expiration of the Offer (the ?PAMC Condition?), (c) if, to the extent required by law, a decision of the Commission of the European Community that the purchase of the Common Stock pursuant to the Offer and the Merger are compatible with the Common Market has not been received prior to the expiration of the Offer (the ?EC Condition? and, collectively with the HSR Condition and the PAMC Condition, the ?Regulatory Condition?), or (d) in order to comply in whole or in part with any other applicable law, (ii) to terminate the Offer and not accept for payment any shares of Common Stock if any of the conditions referred to in Section 14 of the Offer to Purchase are not satisfied or any of the events specified in Section 14 of the Offer to Purchase have occurred and (iii) subject to the terms of the Merger Agreement, to waive any condition or otherwise amend the Offer in any respect by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof; provided however, that, subject to the terms of the Merger Agreement, without the prior written consent of the Company, the Purchaser will not (A) waive the Minimum Condition, (B) reduce the number of shares of Common Stock to be purchased in the Offer, (C) reduce the Offer Price, (D) modify or add to any conditions of the Offer, (E) change the form of consideration payable in the Offer, or (F) make any other change in the terms of the Offer which is materially adverse to the Holders of Common Stock. Notwithstanding anything to the contrary in the Merger Agreement, Parent and the Purchaser have agreed that, if immediately prior to any scheduled expiration date of the Offer, the Regulatory Condition shall not have been satisfied, but at such scheduled expiration date each of the other conditions set forth in
Section 14 of the Offer to Purchase (other than the Minimum Condition) shall then be satisfied, at the request of the Company, the Purchaser shall extend the Offer from time to time, subject to the right of Parent, the Purchaser


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or the Company to terminate the Merger Agreement pursuant to the terms thereof.
During any such extension, all shares of Common Stock previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering Holder to withdraw its shares of Common Stock. Any such extension, delay, termination, waiver or amendment will be followed, as promptly as practicable, by a public announcement thereof, with s uch announcement in case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Securities Exchange Act of 1934, as amended (the ?Exchange Act?), which require that material changes be promptly disseminated to Holders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or as otherwise may be required by applicable law.
Tenders of shares of Common Stock made pursuant to the Offer are irrevocable except that such shares of Common Stock may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after August 6, 1999, or at such later time as may apply if the Offer is extended. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth below. Any such notice of withdrawal must specify the name of the person who tendered the shares of Common Stock to be withdrawn, the number of shares of Common Stock to be withdrawn, and the name of the registered holder of such shares of Common Stock, if different from that of the person who tendered such shares of Common Stock. If certificates evidencing shares of Common Stock to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such shares of Common Stock have been tendered for the account of an Eligible Institution. Shares of Common Stock tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase may be withdrawn only by means of the withdrawal procedures made available by the Book-Entry Transfer Facility (as defined in Section 3 of the Offer to Purchase), must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn



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shares of Common Stock and must otherwise comply with the Book-Entry Transfer
Facility?s procedures.
Withdrawals of tendered shares of Common Stock may not be rescinded without the Purchaser?s consent and any shares of Common Stock properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of Parent, the Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any shares of Common Stock properly withdrawn may be re-tendered at any time prior to the Expiration Date by following any of the procedures described in Section 3 of the Offer to Purchase.
The Company has provided the Purchaser with the Company?s shareholder lists and security position listings in respect of the shares of Common Stock for the purpose of disseminating the Offer to Purchase, the Letter of Transmittal and other relevant materials to Holders. The Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record holders of shares of Common Stock whose names appear on the Company?s list of holders of shares of Common Stock and will be furnished, for subsequent transmittal to beneficial owners of shares of Common Stock, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company?s list of holders of shares of Common Stock, or, where applicable, who are listed as participants in the security position listing of The Depository Trust Company.
The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.
The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer. Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser?s expense. Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager as set forth below.
The Information Agent for the Offer is:
Mackenzie Logo
156 Fifth Avenue
New York, New York 10010
(212) 929-5500 (Call Collect)
Call Toll-Free: (800) 322-2885


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The Dealer Manager for the Offer is:
Morgan Stanley Dean Witter Logo
1585 Broadway
New York, New York 10036
(212) 761-7055
June 8, 1999